                                                                Exhibit 12
                    MCDONNELL DOUGLAS CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollars in Millions)


                                        Years Ended December 31
                              ---------------------------------------------
                               1995      1994     1993       1992      1991
                              ------    ------   ------     ------    -----

EARNINGS
  Earnings (loss) from
   continuing operations
   before income taxes
   and cumulative effect
   of accounting change       ($750)     $920     $459     $1,086     $615

    ADD: Interest expense       225       249      215        468      453
         Interest factor
           in rents              32        35       39         57       66
         Amortization of
           capitalized
           interest               1         1        1          2        2
                              ------   ------   ------     ------   ------
                              ($492)   $1,205     $715     $1,613   $1,136
                              ======   ======   ======     ======   ======




FIXED CHARGES
  Interest expense             $225      $249     $215      $468      $453
  Capitalized interest                               2
  Interest factor in rents       32        35       39        57        66
                              ------   ------    ------    ------   ------
                               $257      $284     $256      $525      $519
                              ======   ======    ======    ======   ======


Ratio of earnings to fixed
  charges                       --(A)     4.2X     2.8X      3.1X      2.2X
                              ======   ======    ======    ======    ======


(A) For the year ended December 31, 1995, earnings were inadequate to cover fixed charges. The amount of such deficiency for the period was $749 million.

                                                                 Exhibit 12


                       McDonnell Douglas Corporation
             Computation of Ratio of Earnings to Fixed Charges
                      Six Months Ended June 30, 1996
                           (Dollars in Millions)




SIX MONTHS ENDED JUNE 30                     1996         1995
                                             ----         ----

EARNINGS
  Earnings from continuing
    operations income taxes                 $ 609         $ 519
  ADD:  Interest expense                      124           127
        Interest factor in rents               23            16
                                            -----         -----
                                            $ 756         $ 662
                                            =====         =====



FIXED CHARGES
  Interest expense                          $ 124         $ 127
  Interest factor in rents                     23            16
                                            -----         -----
                                            $ 147         $ 143
                                            =====         =====


Ratio of earnings to fixed charges           5.1X          4.6X
                                            =====         =====